                                                                     EXHIBIT 5.1

                   [MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]


May 24, 2004

Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, Illinois  60045

     Re:   Common Stock, $.01 par value per share, of Tenneco Automotive Inc.
           ------------------------------------------------------------------

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 of Tenneco Automotive Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with registration number 333-114520 (the "Registration Statement"). The Registration Statement relates to the registration of common stock, par value $0.01 per share (the "Common Stock"), of the Company with a maximum aggregate offering price of $175 million, together with the five preferred stock purchase rights associated with each share of Common Stock so registered (the "Rights"). The terms of the Rights are set forth in the Rights Agreement, dated as of September 9, 1998, between the Company and First Union National Bank, as rights agent and successor to First Chicago Trust Company of New York, as amended (the "Rights Agreement").

         In rendering this letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such writings, corporate records, certificates of public officials and Company officers and other agreements and instruments, and have examined such questions of law and satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein. We have also assumed that the Rights Agreement, as in effect on the date hereof, remains in effect on the date of any issuance of Common Stock pursuant to the Registration Statement.

         Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

         1. The Company is a duly incorporated and validly existing corporation under the laws of the State of Delaware.
         2. Assuming (a) the Registration Statement is effective under the Securities Act, (b) the Board of Directors of the Company (or a duly authorized committee thereof) has established the final amount of shares of Common Stock to be issued (the "Shares") and the consideration to be paid therefor and (c) such consideration is lawful and has a value not less than the par value of such Shares, upon receipt by the Company of such consideration, the Shares will be validly issued, fully paid and non-assessable.

         3. When issued in accordance with the Rights Agreement, the Rights associated with the Shares will be validly issued.

         The opinion set forth in paragraph 3 hereof is limited to the valid issuance of the Rights under the General Corporation Law of the State of Delaware. In connection therewith, we do not express any opinion herein with respect to any other aspect of the Rights, including, without limitation, the effect of any equitable principles or fiduciary considerations relating to the adoption or issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.

         This letter is limited to the General Corporation Law of the State of Delaware. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including, without limitation, any changes in applicable law that may hereafter occur.

         We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

                          Very truly yours,

                          /s/ Mayer, Brown, Rowe & Maw LLP

                          Mayer, Brown, Rowe & Maw LLP